Exhibit (d)(3)(A)

CONFIDENTIALITY AGREEMENT (Mutual)

This Mutual Confidentiality Agreement (the “Agreement”) is entered into and is effective as of May 16, 2002 (the “Effective Date”) by and between InterTrust Technologies Corporation, a Delaware corporation, with places of business at 4800 Patrick Henry Drive, Santa Clara, California 95054 (“InterTrust”) and Sony Corporation of America, a New York corporation, with a place of business at 550 Madison Avenue, New York, New York 10022 (“Company”).

WHEREAS, the parties may disclose to each other certain confidential information defined below and InterTrust and/or Company desires to keep such information confidential;

WHEREAS, in consideration of the disclosure of such information to InterTrust and/or Company, InterTrust and/or Company is willing to keep such information confidential in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, InterTrust and Company hereby agree as follows:

1.
DEFINITION OF CONFIDENTIAL INFORMATION.    The parties acknowledge that the terms and conditions of this Confidentiality Agreement, the existence of the discussions between Company and InterTrust and other information disclosed, as set forth below, will be considered confidential (“Confidential Information”); provided that information disclosed by the disclosing party (“Discloser”) will be considered Confidential Information by the receiving party (“Recipient”), only if such information is conspicuously marked as “Confidential” if communicated in writing, or if communicated orally, identified as “Confidential” at time of disclosure. If the Disclosure fails to mark or identify disclosed Confidential Information as “Confidential”, the Recipient shall be responsible for protecting such disclosures in accordance with this Agreement from the date of receipt of written notice by the Discloser identifying the disclosure as “Confidential” and requesting that such disclosure be treated as Confidential Information under this Agreement. Confidential Information shall not include information that (a) is at the time of disclosure, or subsequently becomes, generally available to the public through no fault or breach on the part of Recipient, as of the date such information becomes generally available; (b) Recipient can demonstrate to have had rightfully in its possession prior to disclosure to Recipient by Discloser; (c) is independently developed by Recipient without the use of any Confidential Information; or (d) Recipient rightfully obtains from a third party who has the right to transfer or disclose it. Confidential Information generally relates to each party’s respective business, strategies, technologies, intellectual property, and related information.

2.	NON-DISCLOSURE AND NON-USE OF CONFIDENTIAL INFORMATION.

a)  Recipient agrees to use reasonable care, but is no event less than the same degree of care that it uses to protect its own confidential and proprietary information of similar importance to prevent the unauthorized use, disclosure, publication or dissemination of Confidential Information. Company may disclose the Confidential Information to any direct or indirect parent, majority-owned subsidiary or Affiliate, and their agents and professional advisors, provided that such parry agrees to be bound by this Agreement to the same extent as Company is bound and Company agrees to be responsible for any breach by these entities, agents and advisors. Affiliate shall mean any entity with more than 50% of its equity owned or controlled directly or indirectly by Sony Corporation. The purpose of disclosure by the Discloser to the Recipient of the Confidential Information is to allow the Recipient to evaluate and comment upon certain Confidential Information so as to enable the enable the Participant to evaluate a potential business relationship or strategic transaction between Recipient and Discloser (the “Purpose”). Recipient agrees not to use Confidential Information otherwise for its own or any third party’s benefit for any purpose whatsoever, other than the Purpose, without the prior written approval of an authorized representative of Discloser in each instance. Recipient may disclose Confidential Information if required by any judicial or governmental request, requirement or order; provided that Recipient will take reasonable steps to notify Discloser of such request or order and provides Discloser with sufficient prior notice to allow Discloser to contest such request, requirement or order.

b)  In consideration of being finished Confidential Information, each party agrees that, without the prior written consent of the other party, for a period of one (1) year from the date of this Agreement, neither party nor any of their affiliates (including any person or entity directly or indirectly, through one or more intermediaries, controlling a party or controlled by a party or under common control with a party) nor any representative will (i) acquire or agree, offer, seek or propose to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act of 1934, as amended (the “Exchange Act”) of the assets or business or more than one (1%) percent of the outstanding securities issued by the other party or any of its subsidiaries, or any rights or options to acquire such ownership (including from a third party), unless such an action is taken in response to a third party that has publicly offered (within the meaning of the federal securities laws) to purchase a majority interest in the equity securities or assets of the other party and provided that such party shall in no way assist, advise, encourage or act in concert with such third party; (ii) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined under Regulation 14A of the Exchange. Act) to vote or seek to advise or influence in any matter whatsoever any person or entity with respect to the voting securities of the other party or any to its subsidiaries; (iii) form, join or in any way participate in a “group” (within the meaning of Section 13 (d)(3) of the Exchange Act) with respect to any voting securities of the other party or any of its subsidiaries; (iv) arrange any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the other parry or any of its subsidiaries; or (v) otherwise act, whether alone or in concert with others, to seek to propose to the other party or any of its shareholders any merger, business combination, restructuring, recapitalization or similar transaction to or with the other party or any of its subsidiaries (unless made in response to a third party that has publicly offered (within the meaning of the federal securities laws) to purchase a majority interest in the equity securities or assets of the other party and provided that such party shall in no way assist, advise, encourage or act in concert with such third party), in each case unless an until specifically invited by the other party or a designated representative.

c)  Recipient agrees that without the Discloser’s prior written consent, the Recipient shall not, and it shall direct its directors, officers, employees and agents having access to the Confidential Information not to, disclose to any third person either that the Recipient has received Confidential Information or that discussions or negotiations are taking place concerning a possible transaction between the Recipient and the Discloser; provided that the Recipient may make such disclosure if the Recipient has received the written opinion of its outside counsel that such disclosure must be made by the Recipient in order that the Recipient not commit a violation of law or applicable stock exchange rules, and the recipient has informed the Discloser, prior to such disclosure, that intends to make such disclosure.

3.	OWNERSHIP OF CONFIDENTIAL INFORMATION. All Confidential Information remains the property of Discloser and no license or other rights to Confidential Information is granted or implied hereby.

4.
TERM.    Unless earlier terminated by either party in writing, this Agreement shall expire December 31, 2002. Recipient’s duty to protect Discloser’s Confidential Information shall survive expiration or termination of this Agreement and shall expire three (3) years from the date of disclosure of such Confidential Information.

5.
INDEPENDENT DEVELOPMENT.    Discloser understands that Recipient may currently or in the future be developing information internally, or receiving information from other parties that may be similar to Discloser’s information. Accordingly, nothing in this Agreement will be construed as a representation or inference that Recipient will not develop products, or have products developed for it, that, without violation of this Agreement, compete with the products or systems contemplated by Discloser’s Confidential Information.

6.
NO WARRANTY.    Discloses warrants that it has the right to disclose the Confidential Information to Recipient. Otherwise, all information is provided “AS IS” and without any warranty, express, implied or otherwise, regarding its accuracy or performance, or the fitness of the information for a particular purpose.

7.
RETURN OF TANGIBLE INFORMATION.    Recipient will return any and all tangible Confidential Information provided to it by Discloser, including but not limited to all computer programs, documentation, notes, plans, drawings, and copies thereof, to Discloser immediately upon Discloser’s written request, provided, however, that (1) Recipient shall destroy such information if and to the extent it has been incorporated. with Confidential Information of Recipient, and (2) Recipient may retain one copy thereof in the confidential, restricted access files of its Law Department for use only in the event a dispute arises between the parties and only in connection with that dispute.

8.
NO EXPORT.    Recipient certifies that no Confidential Information, or any portion thereof, will be exported to any country in violation of the United States Export Administration Act and regulations thereunder.

9.
ENTIRE AGREEMENT AND GOVERNING LAW.    This Agreement constitutes the entire agreement with respect to the Confidential Information disclosed herein and in connection herewith and supersedes all prior or contemporaneous oral or written agreements concerning such Confidential Information. This Agreement may not be amended except by the written agreement signed by authorized representatives of both parties. This Agreement will be governed by and construed in accordance with the laws of the State of California, excluding that body of law relating to conflict of laws. The parties to this Agreement hereby consent to jurisdiction and venue in the Courts of the State of California and in the U.S. District Courts in the City of San Jose, California.

Understood and agreed:

For InterTrust Technologies Corporation		Sony Corporation of America

/s/ MARK R. SCADINA 5/16/02		/s/ ELIZABETH COPPINGER 5/16/02
By:	(Signature) Date	By: (Signature) Date

MARK R. SCADINA VPQ		ELIZABETH COPPINGER
	Printed Name and Title Gen Counsel	Printed Name and Title